Exhibit 99.1
Press Release
Health Care REIT, Inc. Completes $503.1 Million Common Stock Offering
TOLEDO, Ohio, Dec 06, 2010 (BUSINESS WIRE) —
Health Care REIT, Inc. (NYSE:HCN) today announced it has successfully completed its public offering of 11,500,000 shares of common stock at a price of $43.75 per share for total gross proceeds of $503.1 million. Total shares sold include the full 1,500,000 shares exercised by the underwriters to cover over-allotments.
The company intends to use the net proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties.
BofA Merrill Lynch, J.P. Morgan and UBS Investment Bank acted as joint book-running managers for this offering.
The offering was made pursuant to Health Care REIT’s shelf registration statement on file with the Securities and Exchange Commission. A copy of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or by email to dg.prospectus_requests@baml.com, J.P. Morgan Securities LLC, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone toll free at 866-803-9204, or UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by telephone toll free at 888-827-7275.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Health Care REIT. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of September 30, 2010, the company’s broadly diversified portfolio consisted of 641 properties in 39 states. More information is available on the company’s website at www.hcreit.com. The information on our website is not part of our offering.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the prospectus supplement and related prospectus and in the company’s other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
SOURCE: Health Care REIT, Inc.
Health Care REIT, Inc.
Scott Estes, 419-247-2800
or
Mike Crabtree, 419-247-2800